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February 24, 2015

CEF Equipment Holding, L.L.C. 10 Riverview Drive Danbury, CT 06810
Re: Asset Backed Notes

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File Nos. 333-197074 and 333-197074-01), filed by CEF Equipment Holding, L.L.C., a Delaware limited liability company (the “Depositor”) and GE TF Trust, a Delaware statutory trust (the “Titling Trust” and, together with the Depositor, the “Co-Registrants”), with the Securities and Exchange Commission (the “Commission”), as amended and declared effective on August 5, 2014 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of asset-backed notes (the “Notes”) and special units of beneficial interests in the Titling Trust.

The Notes will be issued pursuant to an Indenture, to be dated as of March 4, 2015 (the “Agreement”), between GE Equipment Transportation LLC, Series 2014-1 (the “Issuer”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”), as more particularly described in the prospectus, dated February 18, 2015 (the “Base Prospectus”), and the prospectus supplement, dated February 24, 2015, relating to the Notes (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Notes will be sold pursuant to an Underwriting Agreement, dated as of February 24, 2015 (the “Underwriting Agreement”), among the Depositor, the Issuer, General Electric Capital Corporation and the representative of the underwriters named in the Prospectus. We are familiar with the proceedings taken by the Issuer in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that (a) the purchase price for the Notes will be paid to the Issuer by the underwriters named in the Prospectus.

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and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

GE Equipment Transportation LLC, Series 2015-1
February 24, 2015 Page 2

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates, representations and writings and records reviewed by us and referred to above, including the representations and warranties made in the Agreement with respect to the factual matters set forth therein;

C.	The Indenture Trustee is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite organizational power to enter into the Agreement;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Agreement have been duly authorized by all necessary organizational proceedings on the part of the Indenture Trustee; and (ii) the Agreement constitutes the legal, valid and binding obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Agreement.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Agreement and delivered against the payment of consideration specified in the Underwriting Agreement, will be legal and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

Mayer Brown llp

GE Equipment Transportation LLC, Series 2015-1
February 24, 2015 Page 3

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP

PAJ/ALB/AJL